UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2018

AIMMUNE THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37519	45-2748244
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

8000 Marina Blvd, Suite 300

Brisbane, CA 94005

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 614-5220

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On January 10, 2018, Aimmune Therapeutics, Inc., a Delaware corporation (“Aimmune” or the “Company”), entered into an Amended and Restated Supply Agreement with Golden Peanut Company, LLC (“GPC”), a Georgia Limited Liability Company, to, among other things, expand the scope of the product and geographical exclusivity and extend the term provided in its existing supply agreement with GPC (the “Restated Supply Agreement”). In connection with the entry into the Restated Supply Agreement, Aimmune issued to Archer Daniels Midland Company, a Delaware corporation (“ADM”), which is an affiliate and the parent company of GPC, 300,000 shares of Aimmune common stock, par value $0.0001 (“Common Stock”), pursuant to a Securities Issuance Agreement dated January 10, 2018 (the “Securities Issuance Agreement”) with ADM.

Under the terms of the Restated Supply Agreement, Aimmune is obligated to purchase peanut flour exclusively from GPC, provided that GPC is able to supply the peanut flour in a timely manner with the quantity of peanut flour that Aimmune requires. GPC is not allowed to sell several peanut flour products to any third party worldwide for use in oral immunotherapy (“OIT”) for the treatment or cure of peanut allergy, provided that Aimmune is in compliance with its exclusive purchase obligation and meets specified annual purchase commitments. The Restated Supply Agreement remains in effect until ten years after the first delivery to Aimmune of peanut flour for commercial use and includes an option for Aimmune to extend the term for an additional five years. The Restated Supply Agreement requires GPC to notify its wholesalers and distributors that the peanut flour products subject to the Restated Supply Agreement cannot be used in OIT for the treatment or cure of peanut allergy. Aimmune has a right of first refusal to obtain rights to new or existing GPC peanut flour products that are not already covered by the Restated Supply Agreement if a third party intends to use the new or existing GPC product in OIT for the treatment of or cure of peanut allergy. Subject to certain exceptions, in the event that the price per share of Aimmune’s Common Stock were to fall below a specified level, the Restated Supply Agreement provides that GPC would only be prohibited from selling one peanut flour product to any third party in the United States, Mexico, Canada, the European Union or Japan for use in OIT for the treatment or cure of peanut allergy. Aimmune may terminate the Restated Supply Agreement at any time for any reason upon providing 60 days’ written notice to GPC. Either party may terminate the Restated Supply Agreement if the other party fails to cure their material breach within 30 days of receiving notice of such breach from the non-breaching party or if the other party fails to perform their obligations under the agreement for a continuous period of 120 days due to a force majeure event or an insolvency or bankruptcy-related events.

In connection with the entry into the Restated Supply Agreement, Aimmune issued 300,000 shares of its Common Stock (the “Shares”) as consideration for the covenants and obligations of GPC set forth in the Restated Supply Agreement. The Securities Issuance Agreement provides that all of the Shares shall initially be subject to forfeiture, which forfeiture restriction shall lapse as to 25% of the Shares on the date that is six months prior to each yearly anniversary of the effective date of the Restated Supply Agreement, such that all Shares shall be released and no Shares shall be subject to forfeiture as of July 10, 2021, provided that on each vesting date Aimmune has not terminated the Restated Supply Agreement due to GPC’s uncured material breach, GPC’s insolvency or the occurrence of a force majeure event that prevents GPC’s performance for 120 days.

The foregoing summary of the material terms and conditions of the Restated Supply Agreement is qualified in its entirety by the full agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and are incorporated by reference herein. The Company intends to request confidential treatment for portions of the Restated Supply Agreement.

A copy of the Company’s related press release announcing the transactions is attached hereto as Exhibit 99.1.

Item 3.02	Unregistered Sales of Equity Securities.

Reference is made to the disclosures set forth in Item 1.01 with regard to the issuance of the Shares, which disclosures are incorporated by reference into this Item 3.02.

The sale and issuance of the Shares is being made in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder, and ADM represented to the Company that it is an “accredited investor” within the meaning of Rule 501 under the Securities Act. Accordingly, the Shares have not been registered under the Securities Act, and until so registered, these securities may not be offered or sold in the United States absent registration or availability of an applicable exemption from registration. No underwriting discounts or commissions or similar fees are payable in connection with the issuance.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press release titled “Aimmune Therapeutics Broadens and Extends Supply Agreement with Golden Peanut and Tree Nuts for AR101 for Peanut Allergy” dated January 10, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AIMMUNE THERAPEUTICS, INC.

Date: January 10, 2018	By:	/s/ Douglas T. Sheehy
Douglas T. Sheehy General Counsel and Secretary